Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and between:
Jomed Inc.,
a Delaware corporation;
Jomed N.V.,
a company organized under the laws of the Netherlands;
Jomed GmbH,
a company organized under the laws of Germany;
and
Jomed Benelux S.A.
a company organized under the laws of Luxembourg;
and
Volcano Therapeutics, Inc.,
a Delaware corporation

Dated as of July 10, 2003

i

ii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT is entered into as of July 10, 2003 (the “Effective Date”), by and among: JOMED INC. (the “Inc.”) , a Delaware corporation, JOMED N.V., a company formed under the laws of the Netherlands (the “N.V.”), JOMED GMBH, a company formed under the laws of Germany (“GmbH”) and JOMED BENELUX SA, a company formed under the laws of Luxembourg (“Benelux”) (each individually a “Seller” and collectively, the “Sellers”), and, VOLCANCO THERAPEUTICS, INC., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. The Inc., is engaged in and has been engaged in developing, manufacturing and distributing the Products and technology associated therewith, and the Sellers other than the Inc., and certain other affiliates of the Sellers (the “Other Asset Sellers”) own certain intellectual property rights and other assets associated with the business conducted by the Functional Measurement Division and IVUS Division.
     B. Effective May 2, 2003, the N.V. was declared bankrupt and has sought to divest itself of some or all of its assets, and/or those of its Affiliates, in order to satisfy obligations of the N.V. and its Affiliates. Purchaser is aware of the details of the bankruptcy and the financial and economic situation of Sellers, and has taken this into account in its decision to consummate the transactions contemplated in this Agreement.
     C. Effective June 30, 2003, Sellers and certain other Affiliates of Sellers sold substantially all of the assets of Jomed N.V. and its Affiliates other than the Purchased Assets and the Excluded Business to Abbott A.G. and other of its Affiliates (“Abbott”) pursuant to an asset purchase agreement (the “Abbott Agreement”), and certain assets of the intravascular cardiology business previously conducted by N.V. and certain of its Affiliates were purchased by AVI Corp. (an Affiliate of Abbott) from Inc.
     D. The Sellers wish to sell, or to cause to be sold, to the Purchaser, and the Purchaser wishes to acquire from the Sellers and the Other Asset Sellers, substantially all of the assets related to the Business, on the terms set forth in this Agreement. Concurrent with the purchase and sale of the Purchased Assets (as defined below), the Purchaser and the Sellers will also execute certain ancillary agreements specified herein.
     E. Purchaser has had the opportunity to discuss with Abbott the scope of the assets purchased by Abbott under the Abbott Agreement. Purchaser has also made certain arrangements with Abbott with respect to cooperation between Purchaser and Abbott and the disposition and use of certain assets of Inc. during and after a transition period commencing on the Closing Date. Purchaser and Abbott have agreed to cooperate and resolve between themselves, without involvement of Inc. or its Affiliates, any issues arising between Abbott and the Purchaser with respect to assets of Inc. that were acquired by Abbott or to be acquired by Purchaser hereunder.

     In consideration of the premises and other good and valuable consideration, the parties to this Agreement, intending to be legally bound, agree as follows:
1. SALE AND PURCHASE OF ASSETS; CLOSING; RELATED TRANSACTIONS.
     1.1 Sale and Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement, and subject to Section 1.2, on the Closing Date, each of the Sellers, severally, shall sell and transfer to the Purchaser, and the Purchaser shall purchase from each of the Sellers severally, such Seller’s right, title and interest as of the Closing Date in and to all of the assets related to the Business, other than the Excluded Assets, including the assets specified below (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, Purchased Assets shall include, to the extent they are related to the Business and are not Excluded Assets:
          (a) The following assets of the Inc.:
(i) the Personal Property;
(ii) the Purchased Inventory;
(iii) the Purchased Accounts Receivable;
(iv) the Patents identified as being registered in the name of the Inc. set forth under the heading “Patents” in Part 1.1(a)(iv) of the Disclosure Schedule; the Trademarks identified as being owned by the Inc. set forth under the heading “Trademarks” in Part 1.2(a)(iv) of the Disclosure Schedule; and the Intellectual Property Rights;
(v) the Assumed Contracts to which the Inc. is a party;
(vi) the pre-paid assets set forth in Part 1.1(a)(vi) of the Disclosure Schedule;
(vii) all files, copies of research notes, and other data and records including, without limitation, the files, copies of research notes, and other data and records as far as they relate to the Purchased Assets or any Assumed Liability; provided, however, that a copy of all such documentation shall be made available to Inc. at first request and Sellers shall be afforded reasonable access to such documents;
(viii) all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties (including all warranty and other contractual claims), to the extent relating to any Purchased Assets or any Assumed Liability;
(ix) all assignable federal, state, local and foreign governmental permits, authorizations and approvals relating to the Business including the Licenses described in Part 1.1(a)(ix) of the Disclosure Schedule; and

(x) all purchase orders, forms, labels, shipping materials, catalogs, brochures, art work, photographs and advertising, sales and promotional materials relating to the Business; provided, however, that such items are being provided to Purchaser solely for review and not for use by Purchaser in the Business;
(xi) all telephone and fax numbers and related contracts used by the Business relating to the Rancho Cordova Premises; and
          (b) The Patents of the N.V. set forth in Part 1.1(b) of the Disclosure Schedule;
          (c) The Purchased Inventory of Benelux;
          (d) The Trademarks of GmbH listed in Part 1.1(d) of the Disclosure Schedule;
          and
          (e) The following assets of each of the Sellers other than the Inc.:
(i) all files, copies of research notes, and other data and records including, without limitation, the files, copies of research notes, and other data and records listed in Part 1.1(e)(i) of the Disclosure Schedule, but only if they relate exclusively to the Business; and
(ii) all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties (including all warranty and other contractual claims), to the extent relating exclusively to any Purchased Assets or any Assumed Liability).
          (f) The parties also contemplate that, at the Closing, the Other Asset Sellers shall transfer the consoles identified in Annex 1, Part 1.1(a)(i), Item f of the Disclosure Schedule (the “Europe Consoles”) to the Purchaser by way of an appropriate Transfer Document.
     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets shall not include any asset not related to the Business or any of the following, even if related to the Business (the “Excluded Assets”):
          (a) The minute books, seals, stock record books, stock certificates and other similar corporate documents of any Seller;
          (b) the capital stock, securities and other evidences of ownership of any Seller in and to its subsidiaries and any other company in which it holds any ownership or other equity position;
          (c) any general accounting, personnel or payroll records of any Seller not related to the Business, and any such records any Seller is required to retain by Law;

     (d) any cash, short-term investments or other cash equivalents, deposit accounts, checks received by any Seller upon which collection has not been made, and long and short-term securities owned by a Seller as of the Effective Date;
     (e) any prepaid expenses (other than pre-paid assets reflected on the Inc.’s March 31, 2003 balance sheet) or rights to receive refunds; any intercompany accounts receivable with a Seller or any other of the N.V. Affiliates, or any division or subsidiaries thereof;
     (f) returns of taxes, including all supporting schedules, attachments, work papers and similar documents, for taxes accruing on or before the Effective Date;
     (g) rights to or claims for refunds of taxes and other governmental charges, including without limitation duty drawbacks and customs refunds for periods ending on or prior to the Effective Date and the benefit of net operating loss carry-forwards or other credits of a Seller, whether or not attributable to the Divisions;
     (h) any claim, cause of action, chose in action, right of recovery or right of set-off of any kind, to the extent any of the foregoing constitutes a defense, counterclaim or cross-claim against any third party with respect to the Excluded Liabilities or to the extent any such claim, cause of action, chose in action, right of recovery or right of set-off relates to intercompany receivables of a Seller;
     (i) all leases, purchase orders, supply contracts and other contracts not related primarily to the Divisions;
     (j) any asset that relates primarily to the Excluded Businesses, even if related to the Business;
     (k) any assets of the Other Asset Sellers other than as expressly enumerated in Section 1.1(d) hereof;
     (l) each of the assets listed in Part 1.2(l) of the Disclosure Schedule;
     (m) the rights which accrue or will accrue to each Seller under this Agreement;
     (n) the rights which accrue or will accrue to each Seller under the Abbott Agreement; and
     (o) any of the assets, contracts, obligations and liabilities acquired by Abbott and its Affiliates under the Abbott Agreement and ancillary documents, including those assets described in the schedule of assets delivered to the Purchaser by Sellers.
     1.3 Assumed Liabilities. At the Closing, the Purchaser shall assume those Liabilities set forth below, and the other Liabilities set forth in Part 1.3 of the Disclosure Schedule (the “Assumed Liabilities”). The parties acknowledge and agree that the aggregate value of the Assumed Liabilities will be calculated at Closing, and the obligations relating to the Assumed Liabilities shall be assumed by Purchaser at the Closing; but in no event shall the aggregate value of the Assumed Liabilities exceed the Aggregate Purchase Price. As of June 15, 2003, the aggregate value of the Assumed Liabilities was estimated to be Twenty-Two Million Four-Hundred Thirty-Three Thousand United States Dollars (US $22,433,000).
          (a) All obligations and Liabilities arising under the Assumed Contracts and required to be performed by a Seller after the Closing Date (including, without limitation, all Liabilities owed to DVI Financial Services, Inc. (“DVI”) and associated with the financing and/or leasing of consoles by any of the Sellers for use by customers of the Sellers in the United States (collectively the “DVI Agreements”); provided, however, that if DVI does not consent to the assignment of such liabilities, concurrent with the Closing, Purchaser agrees to pay directly to DVI the aggregate amount of such liabilities as of the Closing;
          (b) All Warranty Obligations arising under the Assumed Contracts that would have been required to be performed by Inc. on or after the Closing Date had Inc. not transferred such Assumed Contract to Purchaser;
          (c) The Accounts Payable of the Inc. incurred in the Ordinary Course of Business on or prior to the Closing Date (other than a trade accounts payable to any stockholder or an Affiliate of Sellers or any stockholder) that remain unpaid as of the Closing Date;
          (d) Any Liability to any Inc. customers incurred by Inc. in the Ordinary Course of Business for orders outstanding as of the Closing Date reflected on Inc. books; and
          (e) All liabilities associated with the Assumed Contracts (including each of the following real property leases):
(i) Net Lease Agreement (Office), between EndoSonics Corporation (and assumed by JOMED under that certain Lease Assignment Agreement, dated as of June 1, 2000 (and as guaranteed by JOMED NV)) and Carl D. Pannattoni, Benjamin S. Catlin IV, North Sacramento Land Co. and Blue Lake Enterprises (subject to various amendments) (for 2870 Kilgore Road, Rancho Cordova); and
(ii) Standard Industrial/Commercial Multi-Tenant Lease—Net by and between 1325 “J” Street L.P. and JOMED (for 2751 Mercantile Drive, Suite 700, Rancho Cordova).
          (f) All Liabilities remaining as of the Closing Date arising under that certain Non-Negotiable Secured Promissory Note in the original principal amount of €2,500,000.00 made by Jomed, Inc. in favor of Sven Erik Nilsson dated April 4, 2003.
     1.4 Excluded Liabilities. Notwithstanding anything contained in the Transactional Agreements to the contrary, other than the Assumed Liabilities, the Purchaser shall not assume any liability of the Sellers whether or not relating to the Purchased Assets or the Business, all of which Liabilities shall at and after the Closing remain the exclusive responsibility and obligation of the Sellers (collectively, the “Excluded Liabilities”).
     1.5 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Coudert Brothers LLP in Palo Alto, California, on July 18, 2003, or such other date as the Parties shall mutually agree, but in any case as soon as practicable after the Effective Date (the "Closing Date”); provided, however, that if as to the Sellers, any condition set forth in Section 7 has not been satisfied, or, if as to the Purchaser, any condition set forth in Section 6 has not been satisfied, then either the Sellers or the Purchaser, as applicable, may unilaterally elect to postpone the Closing Date until such condition is satisfied or waived in writing. If the Transactions shall not have closed on or before July 31, 2003, Purchaser or Sellers shall have the right to terminate this Agreement, and no party shall have any further obligation to any other party hereunder, provided that the failure to close is not attributable to the terminating party.
     1.6 Purchase Price.
          (a) The Purchase Price shall be Thirty-Eight Million Five-Hundred Thousand United States Dollars (US $38,500,000), as such amount may be adjusted pursuant to Section 1.7 hereof (the "Aggregate Purchase Price”), consisting of the following:
(i) Assumption of the Assumed Liabilities, the value of which liabilities is approximately Twenty-Two Million Four-Hundred Thirty-Three Thousand United States Dollars (US $22,433,000), to be specifically determined at the Closing; and
(ii) An amount equal to the difference between the Aggregate Purchase Price and the aggregate value of the Assumed Liabilities on the Closing Date, payable in cash (the “Cash Consideration”).
          (b) As consideration for the sale of the Purchased Assets to the Purchaser, at the Closing, Purchaser shall tender to Sellers the Aggregate Purchase Price as follows: (i) deposit the Cash Consideration in immediately available funds into accounts designated by Sellers, (ii) deposit an amount in immediately available funds into accounts designated by Sellers for direct payment by Purchaser of the entire payoff amounts outstanding to DVI, CSFB and Sven-Erik Nilsson and (iii) assume the Assumed Liabilities as provided herein. Upon consummation of the Transactions, the Closing shall be deemed to have occurred effective 11:59 p.m. PDT on the Closing Date.
     1.7 Adjustment of Cash Consideration.
     If, at Closing, Sellers are unable to transfer, or cause to be transferred, by delivering the form of the duly executed Transfer Document appropriate for such Purchased Asset, title to any of the Purchased Assets (other than an Essential Asset) the Cash Consideration shall be adjusted by the amount of the Purchase Price allocated to such Purchased Assets as set forth on Exhibit B which will be delivered at the Effective Date or as soon as practicable thereafter and as shall be amended from time to time as necessary prior to the Closing upon the mutual consent of the Sellers and the Purchaser (the “Purchased Assets Value Allocation”), and the Aggregate Purchase Price shall be decreased accordingly. Except as otherwise provided in this Agreement, the Parties agree that the Purchased Assets, any contracts relating to such Purchased Assets and the Assumed Liabilities transferred to the Purchaser under this Agreement shall be transferred “as is” and only to the extent permitted under the applicable Law. The Allocation of Purchase Price shall be adjusted to reflect any adjustment of the Cash Consideration. Upon adjustment of the Cash Consideration, Sellers shall have no further obligation to transfer the subject asset to

Purchaser; provided, however, that failure to deliver an asset listed in Part 6.7 of the Disclosure Schedule as an “Essential Asset” shall not result in an adjustment to the Cash Consideration but rather shall give to the Purchaser the right, but not the obligation, to terminate this Agreement. The adjustment of the Cash Consideration as provided under this Section 1.7, shall be Purchaser’s sole remedy against Sellers, or any of them, with respect to the inability of Sellers to transfer Purchased Assets, other than Essential Assets, at Closing. The right to terminate the Agreement as provided under this Section 1.7 shall be Purchaser’s sole remedy against Sellers, or any of them, with respect to the inability of Sellers to transfer Essential Assets at Closing. Notwithstanding the foregoing, the applicable Sellers shall make Best Efforts to undertake to transfer to the Purchaser those assets listed on Part 1.7 of the Disclosure Schedule as the IRL Assets and the Du-Med Assets and if such Sellers are unable to transfer such IRL Assets and the Du-Med Assets to the Purchaser on the Closing Date, or at any time thereafter, there shall be no adjustment to the Cash Consideration or to the Aggregate Purchase Price. Nothing herein shall be construed to require Imaging, any Seller, or any Affiliate, to settle any matter, and Imaging shall, at its sole good faith discretion, settle the IRL Assets controversy in the manner it deems most appropriate and in the best interests of Imaging. Notwithstanding the foregoing, at no time now or in the future shall the applicable Sellers consent, or take any other action, relating to the transfer to any third party other than the Purchaser either the IRL Assets or the Du-Med Assets, as applicable, without the express written consent of the Purchaser, which written consent shall be granted in the sole and absolute discretion of the Purchaser; provided, however, that, without first obtaining the consent of the Purchaser, the applicable Seller may consent to, or take other action related to, the transfer of the IRL Assets to Circulation Research Limited (“CRL”) if such transfer is (i) reasonably necessary to settle the dispute with CRL and (ii) contemplated in anticipation of the liquidation or dissolution of the applicable Seller or its Affiliate.
     1.8 Working Capital Adjustment.
          (a) Prior to the Closing, the Sellers and the Purchaser have estimated that at Closing, the Purchased Accounts Receivable, less the Assumed Accounts Payable (the “Estimated Receivables Value”), shall be equal to approximately Five Million Nine Hundred Thousand United States Dollars (US $5,900,000).
          (b) Within five (5) business days following the Closing Date, the Sellers shall prepare and deliver to Purchaser a closing statement as at the Closing Date, setting forth the Purchased Accounts Receivable and the Assumed Accounts Payable, along with appropriate back-up documentation (the “Closing Statement”); the Closing Statement shall include a calculation as of the Closing Date of the Purchased Accounts Receivable less the Assumed Accounts Payable (the “Final Receivables Value”). Within three (3) business days after receipt by Purchaser of the Closing Statement, Purchaser shall either inform Sellers in writing that the Closing Statement is acceptable or object to same by delivering to the Sellers a written statement for the exclusive purpose of setting forth the Purchaser’s specific objections. If the Purchaser fails to deliver such a statement of objections within such three (3) business day period, the Closing Statement shall be deemed to have been accepted by the Purchaser. In the event the Purchaser objects to the Closing Statement, the Sellers and the Purchaser shall attempt to resolve any objections within a five (5) business day period. If the parties are unable to resolve the matter within such five (5) business day period, they shall jointly select and engage PricewaterhouseCoopers to resolve the disputes and make any adjustments to the Closing

Statement. The fees of such accounting firm shall be divided equally between the Sellers and the Purchaser. Such resolution of disputes shall be final and binding upon the parties.
          (c) In the event the Final Receivables Value is less than the Estimated Receivables Value, the Purchase Price shall be reduced on a dollar-for-dollar basis, to the extent the Final Receivables Value is less than the Estimated Receivables Value, and the Seller shall pay the Purchaser such amount as provided herein. In the event the Final Receivables Value is greater than the Estimated Receivables Value, the Purchase Price shall be increased on a dollar-for-dollar basis, to the extent the Final Receivables Value is greater than the Estimated Receivables Value, and the Purchaser shall pay the Seller such amount as provided herein. Any payment hereunder shall be made in immediately available funds and shall be payable within two (2) days after the Purchaser accepts the Closing Statement in writing. The procedures and the adjustments provided for under this Section 1.8 shall be Purchaser’s sole recourse and remedy for a fluctuation of the Final Receivables Value below the Estimated Receivables Value.
     1.9 Actions to Occur at Closing. At the Closing, and subject to the terms and conditions of this Agreement, the parties shall cause each of the following to occur:
          (a) Payment of Cash Consideration. The Purchaser shall pay to the Sellers the Cash Consideration.
          (b) Bill of Sale. The Sellers shall execute and deliver to the Purchaser the Bill of Sale in the form attached as Exhibit C hereto, or such other Transfer Document as may be required under local Law in connection with the sale and transfer of goods.
          (c) Assumption of Liabilities. The Purchaser shall execute and deliver to Sellers the Assignment and Assumption Agreement attached as Exhibit D hereto, or such other Transfer Document as may be required under local Law in connection with the assignment and assumption of liabilities.
          (d) Assignment of IP Owners. Each of the IP Owners shall execute and deliver to the Purchaser an Assignment in the form attached as Exhibit E hereto, or such other Transfer Document as may be required under local Law in connection with the assignment of Patents and Trademarks.
          (e) Transfer Documents. Each of the Sellers other than Inc. shall execute and deliver to the Purchaser such Transfer Documents as may be required under local Law.
          (f) License Agreement. The Purchaser and GmbH shall execute and deliver a trademark license agreement in the form of Exhibit I attached hereto (the “License Agreement”).
          (g) Transition Services Agreement. The Purchaser and Inc. shall execute and deliver a transition services agreement in a form mutually agreeable to the parties, which agreement shall provide for, among other things, (i) the access by employees or consultants of Sellers to the Rancho Cordova Premises and use of specified equipment; (ii) the access by employees of Volcano to the Alpharetta leased premises for a period of no more than ninety (90) days; and (iii) Sellers will have continued access to, and support of, Purchaser’s account and staff functions at the Rancho Cordova Premises, and (iv) such other terms as the parties shall mutually agree (the “Transition Services Agreement”).
     (h) Employment Offers. Each of the employees listed on Exhibit F which exhibit shall be delivered at or prior to the Closing (at which time it shall become part of this Agreement), shall have accepted or rejected an offer of employment from Purchaser and, if such offer has been accepted, become an employee of Purchaser on the terms agreed to between the Purchaser and each such employee, provided that without limiting any other rights of the Purchaser set forth herein, the failure of any such employee to accept an offer for employment from the Purchaser shall not affect the obligations of the parties to this Agreement.
     1.10 Sales Taxes/VAT. The Purchaser shall bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar or other taxes, charges, fees or expenses that may become due and payable to the State of California, the County of Sacramento and the County of San Diego in connection with the sale of the Purchased Assets to the Purchaser or in connection with any of the other Transactions. If according to local Law any VAT or other taxes are due in connection with the sale of the Purchased Assets to the Purchaser or in connection with any of the other Transactions, such Seller shall issue to Purchaser a valid VAT or other tax invoice in respect of the sale of the Purchased Assets to the Purchaser or in connection with any of the other Transactions. The Purchaser will forthwith upon receipt of such invoice pay to the respective Sellers the VAT or other taxes charged.
     1.11 Allocation of Purchase Price. The allocation of the Aggregate Consideration among the Purchased Assets, as mutually agreed to by the parties, is set forth on Exhibit G or, if not set forth on the Effective Date, shall be agreed upon as soon as practicable thereafter and shall be amended from time to time as necessary prior to the Closing upon the mutual consent of the Sellers and the Purchaser (the “Allocation of Purchase Price”). The Allocation of Purchase Price shall be conclusive and binding upon the parties for all purposes, and neither the Sellers nor the Purchaser shall file any tax return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation. Within one hundred twenty (120) days after the Closing, the Inc. shall complete and execute a From 8594 Asset Acquisition Statement under Section 1060 of the Internal Revenue Code consistent with the allocation statement, deliver a copy of such form to the Purchaser and file a copy of the form with the respective Tax return for the period which includes the Closing Date.
2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
     Each of the Sellers hereby severally represents and warrants to the Purchaser with respect to itself and any Purchased Asset to be sold, transferred, conveyed or assigned and delivered by the relevant Seller as follows:
     2.1 Due Organization. The N.V. was declared bankrupt on May 2, 2003. Except as disclosed in the previous sentence, each of the Sellers is a business entity duly organized, validly existing and in good standing (or local Law equivalent) under the Laws of its jurisdiction of organization. Each of the Sellers has the requisite corporate power and authority to own, lease and operate its assets and to carry on the Business as now being conducted and is duly qualified or licensed to do business and is in good standing in those jurisdictions in which ownership of its property or conduct of the Business require such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such Seller to consummate the Transactions.
     2.2 Authority; Binding Nature of Agreements.
          (a) Each of the Sellers has the requisite corporate power, legal authority and right, to enter into and to perform its obligations under this Agreement.
          (b) The execution, delivery and performance of this Agreement by the authorized representative of each of the Sellers have been duly authorized, and no other corporate action on the part of any such Seller is necessary to authorize and approve the execution and delivery of this Agreement.
          (c) The Agreement has been duly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
     2.3 Title to Purchased Assets. Except as set forth in Part 2.3 of the Disclosure Schedule, all of the Purchased Assets are owned by a Seller, free and clear of any Encumbrances. The Purchased Assets constitute all of the assets of Inc. that are related to, and currently used in, the Business.
          (a) All of the Personal Property is owned by a Seller, or is leased by a Seller, under one of the leases set forth in Part 1.1(a)(v) of the Disclosure Schedule.
          (b) A list of Inventory as of the Closing Date will be delivered to Purchaser within five (5) days after the Closing Date.
          (c) A Closing Statement as referred to in Section 1.8(b) of this Agreement shall be delivered to Purchaser within five (5) days after the Closing Date. To the Knowledge of Inc., the Accounts Receivable have arisen in the Ordinary Course of Business. Except as set forth in Part 2.3(c) of the Disclosure Schedule, to the Knowledge of Inc. none of such Accounts Receivable is, and none of the Purchased Accounts Receivable are subject to any stated claim of offset, recoupment, setoff or counterclaim. The procedures and the adjustments provided for under Section 1.8 of this Agreement shall be Purchaser’s sole and exclusive recourse and remedy for a fluctuation of the Net Receivables Value below the anticipated level.
     2.4 Intellectual Property. Part 1.1(a)(iv) of the Disclosure Schedule identifies and provides a listing of the Purchased Intellectual Property Rights, along with an indication of by which Seller it is registered (each, an “IP Owner”).
     2.5 Accounts Payable. A true and complete list of Accounts Payable as of the Closing Date shall be delivered to Purchaser within five (5) days after the Closing Date. The procedures and the adjustments provided for under Section 1.8 of this Agreement shall be

Purchaser’s sole and exclusive recourse and remedy for a fluctuation of the Net Receivables Value below the anticipated level.
     2.6 Employees.
     Except as set forth in Part 2.6 of the Disclosure Schedule, all employees of Sellers, or Other Asset Sellers, severally, who were employed in the conduct of the Business outside the United States prior to the close of the Abbott Agreement were transferred to or hired by Abbott or one of its Affiliates. Furthermore, as of the Effective Date there are and after the Closing Date there shall be no employees employed by the Sellers, or Other Asset Sellers, severally, in the conduct of the Business outside the United States. The Parties believe that the employees referred to in Part 2.6 of the Disclosure Schedule transferred to Abbott by operation of law. To the Parties knowledge, Abbott recalled its invitation for employment to certain of these persons. In the event it is determined by the appropriate Governmental Body that such persons have not been transferred to Abbott by operation of law or otherwise, Purchaser acknowledges that such Governmental Body may determine that such persons’ employment will have transferred to Purchaser by operation of law.
     2.7 Disclosure Schedule.
     To the Knowledge of each of the Sellers, only with respect to information related to the respective Seller, the Disclosure Schedule reflects all of the information required to be reflected thereon pursuant to the this Agreement and all of the information set forth on the Disclosure Schedule is true and correct in all material respects.
     2.8 Brokers. Except as provided in Part 2.8 of the Disclosure Schedule, Sellers has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers as follows:
     3.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in those jurisdictions in which ownership of its property or conduct of its business require such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Purchaser to consummate the Transactions.
     3.2 Authority; Binding Nature of Agreement.
          (a) The Purchaser has the corporate right, power and authority to enter into and perform its obligations under this Agreement and the Transactional Agreements.

          (b) The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by the Purchaser’s Board of Directors, and no other corporate action on the part of the Purchaser is necessary to authorize and approve the execution and delivery of this Agreement and the consummation of the Transactions.
          (c) This Agreement and the Transactional Agreements constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtor, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
     3.3 Funding. The Purchaser shall have available sufficient immediately available funds for payment by Purchaser of the cash portion of the Purchase Price and such funds shall be readily available to the Sellers immediately upon the Closing. At and after the Closing, the Purchaser shall have sufficient funds to satisfy the Assumed Liabilities and to meet its obligations with respect to such Assumed Liabilities as they shall come due.
     3.4 Investigation by the Purchaser. The Purchaser acknowledges that it has conducted its own independent review and analysis of the Purchased Assets and Assumed Liabilities. The Purchaser further acknowledges that the Purchaser has had the opportunity to ask questions of and receive answers from the Inc. concerning the Purchased Assets and the Assumed Liabilities. In entering into this Agreement, except for the representations, warranties and covenants of the Sellers set forth in this Agreement, the Purchaser has relied solely upon its own knowledge, investigation and analysis and the Purchaser:
          (a) acknowledges that none of the Sellers, any of their Affiliates, or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty (except in Section 2), either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents or representatives; and
          (b) agrees, to the fullest extent permitted by Law, that none of the Sellers, any of its Affiliates, nor any of their respective directors, officers, employees, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Purchaser on any basis (including, without limitation, in contract or tort, under federal or state Laws or otherwise) based upon any information provided or made available, or statements made, to the Purchaser or its agents or representatives (except the representations set forth in Section 2 and the agreements made by the Sellers herein).
     3.5 Disclosure Schedule.
     Purchaser is aware and acknowledges that notwithstanding the Best Efforts of the Sellers in preparing the Disclosure Schedule, the Disclosure Schedule may fail to reflect all of the information that should be reflected thereon and that certain of the information set forth in the Disclosure Schedule may not be true, complete and correct in all material respects.

     3.6 Brokers. Except as provided in Part 3.6 of the Disclosure Schedule, the Purchaser has not agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
4. PRE-CLOSING COVENANTS OF SELLERS.
     4.1 Operation of Business. During the Pre-Closing Period:
          (a) No Seller shall commence or settle any Proceeding relating to the Purchased Assets or the Transactions as a whole;
          (b) No Seller shall enter into any transaction or take any other action outside the Ordinary Course of Business with respect to the sale, lease or Encumbrance of the Purchased Assets;
          (c) No Seller shall enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Sellers in this Agreement;
          (d) To the extent consist with the current economic and financial condition of the Inc. and its Affiliates, each of the Sellers shall maintain all of the Purchased Assets in customary repair, order and condition, and the Inc. will operate the Divisions only in the usual, regular and ordinary manner and to the extent consistent with such operations, will use its Best Efforts to (i) preserve its present organization, (ii) keep available the services of all present employees and (iii) preserve the relationship of each of the Divisions with its respective customers. Additionally, the Inc. will allow a representative of Purchaser to be present at the Rancho Cordova Premises, during regular business hours, and to observe the business and operations of the Business. Further, the Sellers shall afford to the officers, attorneys, accountants and other representatives of Purchaser reasonable access, and in such manner as to minimize disruption of the normal business operations of the Sellers, to the facilities, assets and books and records of the Sellers so as to afford Purchaser a reasonable opportunity to make, at its sole cost and expense, a review, examination and investigation of the ownership, operation and condition of the Assets.
     4.2 Filings and Consents. Each Seller shall use its Best Efforts: (a) to cause the filings, notices and Consents identified in Part 4.2 of the Disclosure Schedule (the “Seller Required Consents”) required to be made, given or obtained in order to consummate the Transactions to be made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, to cause the Sellers and its Representatives to cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or the Seller Required Consents that the Purchaser is required or elects to make, give or obtain.
     4.3 Access to Information. During the Pre-Closing Period, the Sellers shall afford to the Purchaser, its Affiliates and their respective Representatives free and full access upon reasonable notice and during normal business hours to the customers, suppliers and vendors of the Sellers and to all of the books and records, regulatory filings, work papers and other documents related to the Business, the Products, the Purchased Assets, the Assumed Liabilities and the personnel of the Sellers as may be reasonably requested by Purchaser in connection with its efforts to consummate the Transactions.
5. PRE-CLOSING COVENANTS OF THE PURCHASER.
     The Purchaser shall use its Best Efforts: (a) to cause the filings, notices and Consents identified in Part 5 of the Disclosure Schedule (each, a “Purchaser Required Consent”) to be made, given and obtained in order to consummate the Transactions on a timely basis; and (b) during the Pre-Closing Period, to cause the Purchaser and its Representatives to cooperate with the Sellers and with the Sellers’ Representatives, and prepare and make available such documents and take such other actions as the Sellers may request in good faith, in connection with any filing, notice or the Purchaser Required Consent that the Sellers are required or elects to make, give or obtain.
6. CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.
     The Purchaser’s obligation to purchase the Purchased Assets, to assume the Assumed Liabilities, and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Purchaser, in whole or in part):
     6.1 Accuracy of Representations. The representations and warranties made by each of the Sellers, severally, in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date. The Inc. shall have furnished the Purchaser with a certificate executed by Inc.’s Chief Executive Officer dated the Closing Date to the foregoing effect and as to such other matters as Purchaser may reasonably request.
     6.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed at on before the Closing by each of the respective Sellers shall have been duly complied with and performed in all material respects, and the Sellers shall not be in Breach of any of its material covenants or obligations under this Agreement.
     6.3 Authorization of Agreement. All corporate action on the part of each of the respective Sellers necessary to authorize the execution, delivery and performance by Sellers of this Agreement, the Transactional Agreements and the consummation of the Transactions shall have been duly and validly taken.
     6.4 Deliveries of the Sellers and Other Asset Sellers.
          (a) Each of the Sellers shall have executed and delivered to the Purchaser each of the following to the extent required to be executed and delivered by a Seller and as appropriate to transfer title under local Law of such Seller:
(i) Bill of Sale;

(ii) an Assignment and Assumption Agreement; and/or
(iii) a Transfer Document; and
          (b) Each of the IP Owners shall have executed and delivered to the Purchaser the Assignments;
          (c) GmbH shall have executed and delivered to the Purchaser the License Agreement; and
          (d) The Sellers and/or the Other Asset Sellers shall have executed and delivered to the Purchaser Transfer Documents to transfer at least 90% of the Europe Consoles.
     6.5 Consents. The approval of the U.S. Federal Trade Commission previously obtained shall be in full force and effect. Each of the Purchaser Required Consents identified in Part 4.2 of the Disclosure Schedule shall have been obtained and shall be in full force and effect; provided, however, that the Purchaser shall have no right to refuse to purchase the Purchased Assets and to assume the Assumed Liabilities if a Purchaser Required Consent shall not be obtained due to a dispute of the type described in Section 8.7 hereof.
     6.6 No Proceedings. As of the Closing Date, there shall be no Proceeding against the Sellers or the Purchaser (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing or making illegal any of the Transactions.
     6.7 Essential Assets.
     Title to each of the assets described in Part 6.7 of the Disclosure Schedule (the “Essential Assets”) shall have been transferred to the Purchaser and to the extent practicable, possession of each of the Essential Assets shall have been transferred to the Purchaser; provided however, that the condition in this Section 6.7 with respect to the Europe Consoles shall be deemed to have been satisfied if Sellers (or the Other Asset Sellers) transfer at least ninety percent (90%) of the Europe Consoles to which they hold title.
7. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE. Each of the Sellers’ obligation to sell the Purchased Assets and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Sellers, in whole or in part):
     7.1 Accuracy of Representations. The representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date. The Purchaser shall have furnished the Sellers with a certificate executed by the Purchaser’s Chief Executive Officer dated the Closing Date to the foregoing effect and as to such other matters as the Sellers may reasonably request.

     7.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed at on before the Closing by the Purchaser shall have been duly complied with and performed in all material respects and the Purchaser shall not be in Breach of any of its material covenants or obligations under this Agreement.
     7.3 Authorization of the Agreement. All corporate action on the part of the Purchaser shall have been duly and validly taken or obtained.
     7.4 Deliveries of the Purchaser.
          (a) The Purchaser shall have executed and delivered to the Sellers each of the following:
(i) an Assignment and Assumption Agreement; and
(ii) such other Transfer Documents as may be required to be executed by Purchaser to transfer title to the Purchased Assets as required by the local Law of Seller or Other Asset Seller with respect to a Purchased Asset.
          (b) The Purchaser shall have executed and delivered to Inc. the Transition Agreement;
          (c) The Purchaser shall have executed and delivered to GmbH the License Agreement; and
          (d) The Purchaser shall have deposited into accounts designated by Sellers for direct payment of the entire payoff amounts outstanding to DVI, CSFB, and Sven-Erik Nilsson on the Closing Date, and the balance of the Cash Consideration shall have been deposited into one or more accounts designated by the Sellers. All such funds shall be immediately available to the account holder by no later than 11:00 a.m. PDT on the Closing Date.
     7.5 Consents. The approval of the U.S. Federal Trade Commission previously obtained shall be in full force and effect. Each of the Purchaser Required Consents identified in Part 5.2 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.
     7.6 No Proceedings. Since the date of this Agreement, there shall not have been commenced against the Purchaser or the Sellers any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with any of the Transactions, or (b) that may have the effect of preventing or making illegal any of the Transactions.
8.	ADDITIONAL COVENANTS OF THE PARTIES
     8.1 Non-US Employees. The Sellers and the Purchaser acknowledge and agree that pursuant and subject to the Transfer Regulations, the contracts of employment of the employees of the Divisions resident in Affiliates of the Sellers outside of the United States in jurisdictions with Transfer Regulations (the “Non-US Employees”) will be transferred by operation of Law to the Purchaser on the Closing as if originally made between the Purchaser and the Non-U.S. Employees. To the extent required by Law and under the Transfer Regulations, the applicable Seller and Purchaser shall be jointly responsible for complying with all obligations under Transfer Regulations or other Laws to send a notification and/or consult with any Non-U.S. Employee with respect to the Transactions, in accordance with the Transfer Regulations on or prior to the Closing Date. Immediately following execution of this Agreement, the applicable Seller and Purchaser shall or shall jointly procure that all information and consultation processes pursuant to the Transfer Regulations, any collective bargaining, company wide collective agreement, shop, trade union, recognition, work council or other similar agreement, undertaking or practice or any other Laws are complied with in respect of informing and consulting the Non-U.S. Employees. The applicable Seller and Purchaser shall not make any statements to any Non-U.S. Employees that are inconsistent with the provisions of this Section without the prior consent of the Purchaser.
     8.2 Further Assurances. After the Closing Date, the Sellers and the Purchaser each agree, without additional consideration, to execute and deliver such further instruments as may be reasonably requested by the other party to make effective the Transactions, including executing such additional documents as are determined by the Purchaser or the Sellers to be reasonably necessary to carry out the purposes of this Agreement. Further, the Sellers each agree that, should any Seller discover after the Closing Date that title to any Purchased Asset was not transferred to Purchaser, or that possession of any Purchased Asset was not tendered, to Seller, such Seller shall promptly notify Purchaser of the identity and location of such Purchased Asset, the appropriate Seller or Other Asset Seller shall transfer title and/or possession (if appropriate) to the Purchaser, and Purchaser shall take possession of such Purchased Asset, if appropriate.
     8.3 Transfer of Regulatory Filings. As soon as practicable after Closing, but in no event more than sixty (60) days following the Closing Date, the Sellers shall upon timely request of Purchaser, execute any relevant deed provided by Purchaser, which enables Purchaser to file with any relevant Governmental Body, the information required to transfer any of the Licenses and Governmental Authorizations that are assignable from the Sellers to the Purchaser at no cost or expense to the Sellers (provided, however, that Sellers shall bear the costs incurred in connection with any review and / or execution of any document by their own professional advisors and representatives). The Purchaser shall file at its own costs and expense, on behalf of Sellers, the information required of a former owner, and the Purchaser shall file at its own costs and expense the information required of a new owner. The parties also agree to use commercially reasonable efforts to take such actions as are required by any Governmental Body, if any, to effect the transfer of the Governmental Authorizations from the Sellers to the Purchaser at no costs and expense for Sellers (provided, however, that Sellers shall bear the costs incurred in connection with any review and / or execution of any document by their own professional advisors and representatives). The Sellers may retain an archival copy of the Licenses and Governmental Authorizations, that are required to be kept under applicable Law, and the Sellers shall treat such archived copies as Confidential Information of the Purchaser and disclosure of any confidential portion shall be governed by the confidentiality provisions of Section 8.6 hereof. The parties shall cooperate to help ensure an orderly transition from the Inc. to the Purchaser of the activities required to be undertaken by the holder(s) of the licenses and Governmental Authorizations.

     8.4 Transfer of Purchased Intellectual Property Rights. Promptly after Closing, but in no event more than thirty (30) days following the Closing Date, each IP Owner shall, upon timely request of Purchaser, execute such Transfer Documents provided by Purchaser, which enables Purchaser to file with any relevant Governmental Body the information required to transfer any of the Purchased Intellectual Property Rights to the Purchaser, at Purchaser’s cost and expense.
     8.5 Release from Liabilities.
          (a) The Purchaser agrees to take any and all action necessary to cause the Sellers and its Affiliates to be absolutely and unconditionally released, as soon as reasonably possible following the Closing Date, but in any event not later than thirty (30) days after the Closing Date, from all letters of credit, performance bonds, guarantees and other obligations and similar items issued and outstanding in connection with the Business, relating to the Assumed Liabilities and set forth in Part 8.5 of the Disclosure Schedule (the “Guarantees”), and the Purchaser agrees to continue to use its Best Efforts after the Closing Date to release the Sellers and/or their Affiliates from all Guarantees and shall indemnify the Sellers and hold the Sellers harmless against any Losses arising after the Closing that the Sellers or any of its Affiliates incurs with respect to the failure of the Purchaser to release Sellers and its Affiliates from the Guarantees.
          (b) If it comes to the attention of Purchaser (through Purchaser’s own diligence, through notification of Purchaser by a third party, through notification of Purchaser by Sellers or any of their Affiliates, or otherwise) that any Seller, or any of their Affiliates, continues to be liable under any Assumed Contract, Purchaser agrees to use its Best Efforts to cause the Sellers and their Affiliates to be absolutely and unconditionally released as soon as reasonably possible after such fact becomes known to Purchaser, but in any event not later than thirty (30) days after such fact becomes known to Purchaser. On the date that is ninety (90) days after the Closing Date, Purchaser shall deliver to Inc. a list of each third party creditor to whom, to the Knowledge of Purchaser, Sellers or any of its Affiliates remain liable, the amount of such liability, and the contract out of which such liability arises. At the request of Inc., Purchaser shall use its Best Efforts to cause the Sellers and their Affiliates to be absolutely and unconditionally released as soon as reasonably possible after such request.
          (c) The Purchaser shall satisfy the Assumed Liabilities and shall fully and timely meet all obligations with respect to such Assumed Liabilities as they shall come due.
     8.6 Confidentiality.
          (a) As used herein, the term “Confidential Information” means (i) any confidential or proprietary information that relates to a Product or its development, manufacture, testing, agency approval, pricing, marketing, sale or support technical and business information, manufacturing procedures, manufacturing processes, manufacturing equipment, plant layouts, product volumes, quality control procedures, and quality control standards, and any other proprietary information related to the Business or the Purchased Assets (“Confidential Product Information”); (ii) any proprietary or confidential information regarding the operations or other products of the Sellers or the Purchaser, as the case may be, that has been disclosed to the other party in connection with the Transactions (“Confidential Party Information”); (iii) the terms of this Agreement.
          (b) Each party shall retain Confidential Party Information of the other party and Confidential Product Information in strict confidence and shall not, directly or indirectly, publish or disclose it to any Third Party, or use such Confidential Information for any purpose other than for the purposes of this Agreement or the Transactional Agreements without the prior written consent of the other party. Each party agrees that it shall not communicate such Confidential Information except to its employees, advisors, representatives and contractors who have a need to know it. Each party shall ensure that any employees, advisors, representatives or contractors who are placed in a position to learn such Confidential Information will have been previously made aware of the terms of this Agreement, have employment agreements or other agreements obligating them to keep such information confidential consistent with the terms of this Agreement and each party shall indemnify the other party against the misuse of such Confidential Information by its employees, advisors, representatives or contractors.
          (c) The obligations of confidentiality and nondisclosure shall not apply to Confidential Information which:
(i) at the time of disclosure is in the public domain;
(ii) after disclosure becomes part of the public domain through no act or omission of the receiving party;
(iii) as shown by written records or other competent proof was in the possession of the receiving party prior to disclosure under this Agreement;
(iv) is rightly received by the receiving party, without obligation of confidentiality, from a Third Party who was entitled to receive and transfer such;
(v) as shown by written records or other competent proof is independently developed by employees of the receiving party who did not have access to Confidential Information; or
(vi) a party hereto is compelled to disclose by a court or other tribunal of competent jurisdiction. In this case, the compelled party shall give the disclosing party prompt notice so that the disclosing party can seek a protective order, and shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court or other tribunal; provided, that the party required to disclose such information shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee to the maximum permitted extent under Law.
          (d) A party shall also be entitled to disclose Confidential Product Information or the other party’s Confidential Party Information, as the case may be (i) that is required to be disclosed in compliance with applicable Laws (including, without limitation, to comply with Securities and Exchange Commission, in accordance with GAAP, or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction; provided that the disclosing party shall provide the other party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon; and (ii) as may be necessary to Third Parties investors or Affiliates, or their attorneys or accountants, in connection with business transactions with the parties, and in connection with bona fide clinical studies; provided, that such Third Parties shall be bound by a confidentiality agreement obligating them to keep such information confidential consistent with the terms of this Agreement.
          (e) Each party shall be entitled, in addition to any other right or remedy it may have, at Law or in equity, to an injunction, enjoining or restraining the other party from any violation or threatened violation of this Section 8.6.
          (f) In the event the Transactions fail to close and this Agreement is for any reason terminated, the Purchaser and its representatives shall maintain in confidence, and not use for any purpose whatsoever, all Confidential Information furnished by Seller or any of its Affiliates regarding the Business, whether prior to or after the date of this Agreement, and at the Sellers’ request, shall promptly return to the Sellers all documents and other written materials provided by the Sellers to the Purchaser or created from any information or materials provided in connection with the Transactions.
     8.7 Cooperation with Abbott. Purchaser acknowledges that Abbott has purchased the assets, contracts and liabilities of N.V. and its Affiliates relating to the IC Business (the “IC Business Assets”) pursuant to the Abbott Agreement, and that some or all of the Purchased Assets may be claimed by Abbott to be IC Business Assets that should have transferred to it under the Abbott Agreement. Prior to and after the Closing Date, Purchaser will cooperate in good faith with Abbott in working out any issues (i.e., intellectual property rights, facilities and other assets) that relate to both the Business and the IC Business, and Purchaser shall not hold the Trustees or any of the Sellers responsible for working out any such issues following the Closing Date. Purchaser further acknowledges that prior to the Closing Date or as soon as feasible thereafter, Purchaser shall use reasonable efforts to reach an agreement with Abbott on the identity and location of the particular assets and liabilities related to the Josonics products that should be part of the Purchased Assets and the Assumed Liabilities to be purchased and assumed by Purchaser. Purchaser shall make no claim against any Seller, the Trustee, or any of the officers, directors, representatives or agents arising out of the inability of the Sellers to transfer, or to transfer good title to, any Purchased Assets, or in connection with any dispute arising out of the claim of both Abbott and Purchaser to any Purchased Assets.
     8.8 Covenant Not to Compete; Non-Solicitation. In order that the Purchaser may have and enjoy the full benefit of the Business and in consideration of, and as a condition to, the Purchaser’s agreement to enter into this Agreement and the Transactional Agreements, and pay the Purchase Price, the Inc. agrees that it will not do any of the following:
          (a) During the five (5) year period after the Closing Date, engage, directly or indirectly, in any activity involving the development, manufacturing, sales, marketing, advertising, distribution or licensing of any products competing with the Business as conducted at the Closing Date. Without limiting the generality of the foregoing, the Inc. will not seek authorization to become a reseller of the Products, except as set forth in the Transactional Agreements. Furthermore, the Inc.’s engagement in any business that is developing or marketing products utilizing or based on any intra-vascular imaging technology, including, but not limited to, IVUS, optical coherence tomography or intra-vascular magnetic resonance imaging, shall be deemed to be competitive with the businesses engaged in by the IVUS Division and/or the FM Division. The engagement of Inc. in the Excluded Businesses shall not be deemed to be competitive with the Business. The Inc.’s performance of its obligations under any of the Transactional Agreements shall not be deemed to be a breach of this provision. For purposes of this Section 8.8, “engage” will include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as an owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture or other business entity, whether as an agent, consultant or otherwise. Nothing contained herein shall limit the right of the Inc. to make and hold passive investments in securities of any person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market; provided, however, that the Inc.’s aggregate beneficial ownership shall not exceed five percent (5%) of the outstanding shares of such Person.
          (b) During the two (2) year period after the Closing Date, directly or indirectly, (i) contact or solicit (other than by general advertising) for the purpose of offering employment, or hiring, induce or attempt to induce to accept employment, or actually hire (in each case, whether as an employee, consultant, agent, independent contractor or otherwise), any employee of the Purchaser; (ii) induce or attempt to induce any customer, supplier, licensee, licensor, or other business relation of the Purchaser to cease or reduce its business with the Purchaser; or (iii) otherwise interfere with the relationship between the Purchaser and any such Person described in clause (i) or (ii). Notwithstanding the foregoing, the Inc. shall not be prohibited from hiring any employee of the Purchaser who has initiated contact with the Inc. or any of its Affiliates.
     8.9 Consent.
     Notwithstanding anything in this Agreement to the contrary (including but not limited to Section 8 of this Agreement), this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Assets or any contracts relating to such Purchased Assets, if any attempted sale, conveyance, assignment, sublease or transfer of such Purchased Assets or any contracts relating to such Purchased Assets, without the Consent of another Person to such transfer, would constitute a breach or wrongful act by each of the Sellers, jointly or severally, or Purchaser with respect to such Purchased Assets or any contracts relating to such Purchased Assets. In the event that any Purchaser Required Consent is not obtained on or prior to the Closing, the respective Seller will use its Best Efforts without being under the obligation to pay any compensation or costs to (i) continue to work with Purchaser to obtain all required consents, (ii) provide to Purchaser the benefits of the applicable Purchased Assets or any contracts relating to such Purchased Assets, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser and (iv) enforce at the request of Purchaser and for the account of Purchaser any rights of such respective Seller arising from any such Purchased Assets or any contracts relating to such Purchased Assets (including the right to elect to terminate any Assumed Contract or other assumed contract or agreement in accordance with the terms thereof upon the request of Purchaser).

     8.10 Employees at Closing.
     Effective upon Closing, the employees named in Part 2.6 of the Disclosure Schedule (i) will be employed by Purchaser or (ii) will be transferred to Purchaser on the basis of the Transfer Regulation.
9. OTHER OBLIGATIONS.
     9.1 Survival of Representations and Warranties.
          (a) The representations and warranties made by the Sellers shall not survive the Closing, and Sellers shall have no liability (for indemnification or otherwise) with respect to such representations and warranties.
          (b) The representations and warranties made by the Purchaser in this Agreement (including without limitation the representations and warranties set forth in Section 3) shall survive (unless the Sellers had Knowledge of a Breach of any representation or warranty) and shall expire six (6) months after the Closing Date (the “Expiration Date”), and any liability of the Purchaser (for indemnification or otherwise) with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time prior to the Expiration Date, any Seller Indemnitee (acting in good faith) delivers to the Purchaser a written notice alleging the existence or other Breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or other Breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved; and provided further, that the covenants and commitments set forth in Sections 1.3 and 8.5 shall not be subject to the Expiration Date and shall survive until all Guarantees and Assumed Liabilities have been satisfied in full by Purchaser.
          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Sellers in this Agreement.
     9.2 Indemnification by the Purchaser. The Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party claim) and which arise from or as a result of:
          (a) any inaccuracy in or other Breach of any representation or warranty made by the Purchaser in Section 3 of this Agreement; or
          (b) any failure by the Purchaser to perform any covenants or commitments in this Agreement, including without limitation, those relating to Guarantees and the Assumed Liabilities set forth in Sections 8.5 and 1.3.

     9.3 Indemnification Procedures; Defense of Third Party Claims. Promptly after receipt by an indemnified party under Section 9.2 of notice of any claim or the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnified party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify any indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnified party’s failure to give such notice. The indemnifying party shall have the right at any time to assume the defense of such claim or Proceeding at its own expense if the indemnifying party so elects to assume the defense of any such claim or Proceeding:
          (a) The indemnified party shall make available to the indemnifying party any non-privileged documents and materials in the possession of the indemnified party that may be necessary to the defense of such claim or Proceeding;
          (b) The indemnifying party shall keep the indemnified party informed of all material developments and events relating to such claim or Proceeding;
          (c) The indemnified party shall have the right to participate in the defense of such claim or Proceeding at its own expense; and
          (d) The indemnifying party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the indemnified party (not to be unreasonably withheld) unless the settlement involves only the payment of money and does not impose any injunction or equitable relief upon the indemnified party.
     Unless and until the indemnifying party assumes the defense of any such claim or Proceeding, the indemnified party may proceed with the defense of such claim or Proceeding on its own. If the indemnified party so proceeds with the defense of any such claim or Proceeding on its own, the indemnified party shall not have the right to settle, adjust or compromise such claim or Proceeding without the consent of the indemnifying party, which shall not be unreasonably withheld.
     9.4 No Personal Liability of the Trustees.
     Effective upon the Effective Date, the following provisions of this Section 9.4 shall apply: (i) Mr. R.J. Schimmelpenninck, (ii) Mr. M.Ph. van Sint Truiden, (iii) their firm, their partners and employees (the “Trustees”), and (iv) any relationship between the Parties and the Trustees (whether in the Trustee’s individual capacities or their capacities as Trustees in the bankruptcy of the N.V.) will incur no personal liability to Purchaser under, or by virtue of, this Agreement and the Schedules and the Transactional Agreements attached hereto, nor in relation to any related matter or claim howsoever, whenever, and wherever arising, and whether such claim is formulated in contract or in tort or by reference to any other remedy or right, and in whatever jurisdiction or forum. In particular the Trustees will not be liable to Purchaser on any deed or document executed with a view to, or for the purpose of, facilitating this Agreement, whether or not such deed or document so provides, and the Trustees will be entitled at any time to have any such deeds or documents amended to include an exclusion of personal liability to

Purchaser in the above terms. Purchaser hereby forever agrees to refrain and forebear from commencing, instituting or in any way causing to be instituted, or supporting in any way either as a named or unnamed party, any lawsuit, action or other proceeding against the Trustees as a result of, arising out of, or based upon their acting in the capacity of trustee in connection with this Agreement and the actions contemplated hereunder.
          (a) The Trustees are agents of the N.V., save only when by Law such agency cannot arise or continue, and will incur no personal liability to Purchaser by reason of acting in that capacity. If, for any reason, the Trustees are found not to act as agents, the Trustees will, when acting in the name and on behalf of the N.V., nevertheless incur no personal liability to Purchaser by reason of acting in that capacity, nor will any claim arise otherwise than against the N.V.
          (b) The provisions contained in this clause will be in addition to and not in substitution for any right of indemnity or relief otherwise available to the Trustees.
          (c) Any relationship between the Parties and the Trustees (whether in the Trustees individual capacity or, their capacity as trustees in the bankruptcy of the N.V.) shall be construed and enforced with and governed by the Laws of the Netherlands without regard to the conflict of laws provisions thereof.
          (d) The Parties expressly agree that any questions, discrepancies, disputes or claims arising from the interpretation or implementation or performance of this Section 9.4 hereto shall be exclusively submitted to the competent courts in the Netherlands and determined under the law of the Netherlands.
          (e) For purposes of this Section 9.4, “Purchaser” shall include Volcano Therapeutics, Inc., its subsidiaries, and each of their directors, officers, successors and assigns.
10. MISCELLANEOUS PROVISIONS
     10.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. In addition to the survival of provisions provided for in Section 9.1(b) hereof, the provisions of Sections 1.4, 1.7, 1.8, 1.10, 1.11, 8, 9.2, 9.3, 9.4, and 10, and the definitions set forth herein and on Exhibit A, shall survive the Closing.
     10.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of:
          (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all other instruments and documents delivered or to be delivered in connection with the Transactions; and

          (b) the consummation and performance of the Transactions.
     Notwithstanding the above, all costs and expenses relating to the registration of the transfer or assignment of any Intellectual Property Right shall be borne and paid by Purchaser; provided, however, that Sellers shall bear the costs incurred in connection with any review and / or execution of any document by their own professional advisors and representatives.
     10.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by fax) to the address or fax number set forth beneath the name of such party below (or to such other address or fax number as such party shall have specified in a written notice given to the other parties hereto):

if to a Seller:	JOMED INC.
2870 Kilgore Road
Rancho Cordova, CA
Phone: (916) 631-9546
Facsimile: (916) 638-8021
Attention: Holly O’Hara

With a copy to:	JOMED N.V.
c/o HOUTHOFF BURUMA
P.O. box 75505
NL-1070 AM Amsterdam
The Netherlands
Facsimile: +31-20-5772700
Attention: the Trustees

With a copy to:	COUDERT BROTHERS LLP
530 Lytton Ave.
Suite 300
Palo Alto, California 94301
Facsimile: (650) 470-2901
Attention: Sylvia K. Burks

if to the Purchaser:	VOLCANO THERAPEUTICS INC.
26061 Merit Circle, Suite 103
Laguna Hills, CA 92653
Facsimile: (949) 582-3365
Attention: Scott Huennekens

With a copy to:	REED SMITH CROSBY HEAFEY LLP
1901 Avenue of the Stars
Suite 700
Los Angeles, CA 90067
Facsimile: (310) 734-5299

Attention: Michael Sanders
     10.4 Publicity. During the Pre-Closing Period, each Party shall ensure that: (a) neither such Party, nor any Representative of such Party, issues or disseminates any press release or other publicity or other disclosure of any nature to any other Person regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that such Party is required by Law to make any such disclosure; and (b) if such Party is required by Law to make any such disclosure, such Party advises the other Parties at least five business days before making such disclosure of the nature and content of the intended disclosure if the circumstances permit such notification period.
     On and at all times after the Closing Date, except for any press release or publicity approved in advance in writing by the other party, no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the Sellers or the Purchaser or any of their Representatives.
     10.5 Time of the Essence. Time is of the essence of this Agreement.
     10.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     10.8 Governing Law; Dispute Resolution.
          (a) Subject to the provisions of Section 9.4 hereof, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
          (b) Any dispute, controversy or claim initiated by either the Purchaser or the Sellers arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than a Proceeding filed or instituted in an action or Proceeding by a Third Party against the Purchaser or the Sellers, an action to enjoin the breach of the confidentiality provisions contained in the Agreement, or disputes or claims arising under Section 9.4) shall be finally resolved by binding arbitration. If either the Purchaser or the Sellers shall decide to institute arbitration proceedings hereunder, it shall give written notice as provided herein to the other party to that effect. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator chosen by mutual consent of the Purchaser and the Sellers. Should the Purchaser and the Sellers fail to agree on the selection of an arbitrator, the Purchaser and the Sellers shall each appoint one arbitrator and the two arbitrators shall agree upon a neutral third to serve as the sole arbitrator. Any such arbitration shall be held in Sacramento, California. The arbitrator may, at his or her discretion, provide for discovery by the parties during a period not to exceed one (1) months from the date of selection of the arbitrator and the arbitrator shall render his decision within thirty (30) days after the completion of the arbitration. The arbitrator shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as he or she determines. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other manner in question would be barred by either (i) the applicable statute of limitations or (ii) by the provisions of this Agreement.
     10.9 Successors and Assigns; Assignment. This Agreement shall be binding upon the Sellers and the Purchaser, and their respective successors and permitted assigns (if any). This Agreement shall inure to the benefit of: the Sellers and the Purchaser; their respective Indemnitees; and the respective successors and permitted assigns (if any) of the foregoing. No Party may assign any or all of its rights under this Agreement in whole or in part, to any other Person without the written consent of the other Parties, which consent may be withheld at such other Parties’ sole discretion. Purchaser shall have the right in its sole discretion exercised no less than five (5) days prior to the Closing to designate one or more Affiliates as the purchaser of all or any portion of the Purchased Assets, provided, however (i) that such assignment shall not delay the Closing beyond July 18, 2003 or such other time as the parties shall mutually agree in writing, (ii) any failure to transfer Purchased Assets (including Essential Assets) occasioned by such assignment shall not give rise to the rights of Purchaser to require a Cash Consideration Adjustment or to terminate the Agreement, as the case may be, as provided in Sections 1.7 and 1.8 hereof, (iii) that such Affiliate will assume all obligations and liabilities so assigned by executing this Agreement, and (iv) that Purchaser shall remain fully liable for all obligations hereunder.
     10.10 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     10.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Purchaser and the Sellers.
     10.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Law.
     10.13 Parties in Interest. Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns (if any).
     10.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.
     10.15 Conflicts.
     In case of any conflict or inconsistency between this Agreement and any other Transactional Agreement or ancillary documents, this Agreement as amended from time to time between the parties thereto, shall prevail for any and all purposes and nothing in any other Transactional Agreements or ancillary documents shall amend, limit or restrict the rights, obligations and liabilities of the parties under this Agreement.
     10.16 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[remainder of page intentionally left blank]

     The parties hereto have caused this Agreement to be executed and delivered as of July 10, 2003.

“Purchaser”:	Volcano Therapeutics, Inc.

By:

Name:

Title:

“Seller”:	Jomed Inc.

By:

Name:

Title:

“Seller”:	Jomed N.V.

By:

Name:

Title:

“Seller”:	Jomed GmbH.

By:

Name:

Title:

“Seller”:	Jomed Benelux S.A.

By:

Name:

Title:

Exhibits

Exhibit A:	Certain Definitions

Exhibit B:	Purchased Assets Value Allocation

Exhibit C:	Bill of Sale

Exhibit D:	Assignment and Assumption Agreement

Exhibit E:	IP Owner Assignment

Exhibit F:	Employees

Exhibit G:	Allocation of Purchase Price

Exhibit H:	Disclosure Schedule

Exhibit I:	Trademark License Agreement

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Accounts Payable. “Accounts Payable” shall mean all accounts payable owed by the Inc. to third parties (whether billed or unbilled, and whether due, not yet due or past due) directly related to, and arising primarily in connection with, the Business and/or Purchased Assets. For the avoidance of doubt, Accounts Payable shall not include any account payable owed by the Inc. in connection with the Excluded Business.
     Accounts Receivable. “Accounts Receivable” shall mean all trade accounts receivable owing to Inc. from third parties invoiced by Inc. net of allowances (whether billed or unbilled, and whether due, not yet due or past due) resulting from the sale of Products or services rendered in connection therewith by or on behalf of the Divisions.
     Affiliate. “Affiliate” shall mean and include (i) any Person directly or indirectly controlling or under common control with another Person; (ii) any Person owning or controlling 10% or more of the outstanding voting securities of any other Person and (iii) any officer or director of the Purchaser or a Seller.
     Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule and any other exhibits, schedules or attachments thereto), as it may be amended from time to time.
     Allocation of Purchase Price. “Allocation of Purchase Price” shall have the meaning set forth in Section 1.11 of the Agreement.
     Assumed Accounts Payable. “Assumed Accounts Payable” shall mean all Accounts Payable as of the Closing Date.
     Assumed Contracts. “Assumed Contracts” shall mean the agreements, Real Property Leases, the Personal Property Leases, and the other agreements and instruments of each Seller identified in Part 1.1(a)(v) of the Disclosure Schedule.
     Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that are commercially unreasonable given the circumstances and the facts present.
     Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other

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provision, and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.
     Business. “Business” shall mean the business of developing, manufacturing, marketing, distributing, consulting, servicing, and maintaining the Products, as conducted by the Inc. through the Divisions as of the Effective Date but some assets of which are held by the Sellers or the Other Asset Sellers.
     Catheter Pump Business. “Catheter Pump Business” shall mean the business unit of Seller’s Assist Division focusing on (1) post cardiotomy failure (PCF), (ii) Acute Myocardial Infarction/Cardiogenis shock (AMI/CS), (iii) RVAD and LVAD, and (iv) Assist for beating heart surgery. The first product within the field of cardiac assist to be produced by us in the twenty-four hour Catheter Pump device which will target cardiogenic shock.
     Cardiac Surgery Business. “Cardiac Surgery Business” shall mean the Solem Graft Connector and Vista businesses.
     Claims. “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature.
     Closing. “Closing” shall have the meaning specified in Section 1.5 of the Agreement.
     Closing Date. “Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.
     Consent. “Consent” shall mean any approval, consent, ratification, novation, permission, waiver or authorization (including any Governmental Authorization).
     Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, sales order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     Copyrights. “Copyrights” shall mean all copyrights in published and unpublished works, and all copyright registrations and applications, as registered, filed or in effect anywhere in the world.
     “CSFB” shall mean Credit Suisse First Boston.
     “CSFB Fee” shall mean the fee payable to CSFB for services rendered to Sellers and/or its Affiliates to CSFB in connection with the Transactions.
     Damages. “Damages” shall include any loss, damage, injury, liability, claim, demand, unreasonable settlement amount, judgment, award, fine, penalty, tax, fee (including any legal fee of a single counsel), expert fee, accounting fee or advisory fee, cost (including any reasonable

2

cost of investigation) or expense of reasonably related Third Party expenses, but net of any insurance proceeds or payments from any other responsible parties. “Damages” as provided herein shall not include incidental, special or consequential damages.
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Sellers, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
     Division. “Division” shall mean each of the Functional Measurement Division and the IVUS Division.
     Du-Med Patents. “Du-Med” Patents shall mean the patents identified as Du-Med Patents in Part 1.2(l) of the Disclosure Schedule.
     DVI. “DVI” shall mean DVI Financial Services, Inc.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, equitable interest, claim, preference, right of possession, license, encroachment, covenant, infringement, interference, Order, option, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, sole proprietorship, joint venture, estate, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     Excluded Assets. “Excluded Assets” shall have the meaning set forth in Section 1.2 of the Agreement.
     Excluded Businesses. “Excluded Businesses” shall mean the Coronary Intervention, Peripheral Intervention, Catheter Pump and Cardiac Surgery (including the Solem Graft Connector and Vista) businesses of one or more Sellers.
     Expiration Date. “Expiration Date” shall have the meaning set forth in Section 9.1(b) of the Agreement.
     Functional Measurement Division. “Functional Measurement Division” shall mean the division of the Inc. engaged in the development, marketing, distribution, consulting, servicing, and maintaining of products designed for the interventional cardiology, diagnostic cardiology, and peripheral interventional markets.
     GAAP. “GAAP” shall mean generally acceptable accounting principles consistently applied.

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     Governmental Authorization. “Governmental Authorization” shall mean any:
          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or
          (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any:
          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
          (b) federal, state, local, municipal, foreign or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);
          (d) multi-national organization or body; or
          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     IC Business. “IC Business” shall mean the business of researching, developing, manufacturing, marketing, distributing, and selling on a worldwide basis interventional cardiology and radiology products, peripheral intervention products and new technology products, including without limitation, stent products and stent delivery systems, which business was transferred pursuant to the Abbott Agreement.
     Imaging. “Imaging” shall mean JOMED Imaging, Ltd., a company formed under the laws of the U.K.
     Intellectual Property Rights. “Intellectual Property Rights” shall mean:
          (a) Patents;
          (b) Trademarks;
          (c) Copyrights;

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          (d) Know-How;
          (e) Technology; and
          (f) goodwill associated with any of the foregoing.
     Inventory. “Inventory” shall mean the inventory, raw materials, components, work-in-progress, finished products, packaging materials and stores and supplies existing as of the Closing relating to the Business including, but not limited to, those (i) located on, or normally located on but temporarily removed from, or in transit to, the Real Properties or (ii) furnished to any supplier, subcontractor or other Person or (iii) which are in transit to customers, but “Inventory” shall not mean the consoles to which the Sellers do not hold title and which constitute a portion of the Excluded Assets.
     IRL Assets. “IRL Assets” shall mean the Patents identified as IRL Patents listed in Part 1.2(l) of the Disclosure Schedule and the Know-How associated therewith.
     IP Owner. “IP Owner” shall mean each of the Inc., GmbH and the NV.
     IVUS Division. “IVUS Division” shall mean the division of the Inc. engaged in the development, marketing, distribution, consulting, servicing, and maintaining of products for intravascular ultrasound diagnostics, uses and applications.
     Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. An Entity shall be deemed to have “Knowledge” of a particular fact or other matter if any executive officer or Trustees of such Entity has Knowledge of such fact or other matter.
     Know-How. “Know-How” shall mean all know-how, confidential information, trade secrets and other proprietary rights.
     Law. “Law” shall mean any applicable governmental order or any applicable provision of any constitution, law (including the common law), ordinance, decree, injunction, directive, treaty, statute, rule, regulation or order of any Governmental Body.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     License. “License” shall mean all the approvals, clearances, authorizations, licenses and registrations (including, with respect to the United States, Product license applications, humanitarian devise exemption approval applications, pre-market approval applications, pre-

5

market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, as amended, and investigational device exemptions issued by the Food and Drug Administration) under applicable Legal Requirements.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Order. “Order” shall mean any:
          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or
          (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.
     Ordinary Course of Business. An action taken by or on behalf of the Sellers shall not be deemed to have been taken in the “Ordinary Course of Business” unless:
          (a) such action is consistent with the past practices of the Sellers in connection with the Business and is taken in the ordinary course of the normal day-to-day operations of the Sellers in connection with the Business;
          (b) such action is taken in accordance with prudent business practices;
          (c) such action is not required to be authorized by the stockholder of the Sellers, the board of directors or the Sellers or any committee of the board of directors of the Sellers and does not require any other separate or special authorization of any nature; and
          (e) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of entities whose operations are comparable to the Business.
     Other Asset Sellers. “Other Asset Sellers” shall mean, but not be limited to, JOMED France SARL, JOMED Deutschland GmbH, JOMED Italia S.p.a., JOMED Belgium SA, JOMED Benelux BV, JOMED i Helsingborg International AB, JOMED Poland Sp.zo.o, JOMED South Africa (Pty) Ltd., JOMED AG, JOMED UK Ltd.
     Patents. “Patents” shall mean the patents, patent applications and patent rights, including reissues, extensions, substitutions, divisions and continuations, as registered, filed or in effect anywhere in the world and as listed in Part 1.1(a)(iv) of the Disclosure Schedule.
     Person. “Person” shall mean any individual, Entity or Governmental Body.

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     Personal Property. “Personal Property shall mean the equipment, machinery, instrumentation, vehicles, furniture, fixtures and other items of personal assets of the Inc. in their as is condition, owned by the Inc. and used by Inc. in connection with the Business, as identified in Part 1.1(a)(i) of the Disclosure Schedule;
     Personal Property Leases. “Personal Property Leases” shall mean the personal property leases listed under the heading “Personal Property Leases” in Part 1.1(a)(v) of the Disclosure Schedule.
     Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.
     Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.
     Products. “Products” shall mean the products identified in Part 1.1(a)(ii) of the Disclosure Schedule.
     Purchased Accounts Receivable. “Purchased Accounts Receivable” shall mean all Accounts Receivable of the Inc. as of the Closing Date.
     Purchased Assets. “Purchased Assets” shall have the meaning set forth in Section 1.1 to the Agreement.
     Purchased Intellectual Property Rights. “Purchased Intellectual Property Rights” shall mean all of Sellers’ right, title and interest in (i) the Patents listed under the heading “Patents” in Part 1.1(a)(iv) of the Disclosure Schedule; (ii) the Trademarks listed under the heading “Trademarks” in Part 1.1(a)(iv) of the Disclosure Schedule, and (iii) all other Intellectual Property Rights of the Inc. other than Excluded Assets or Intellectual Property Rights related to the Excluded Businesses.
     Purchased Inventory. “Purchased Inventory” shall mean all Inventory of the Inc. and Benelux, wherever located, as of the Closing Date.
     Purchaser. “Purchaser” shall have the meaning set forth in the introductory paragraph to the Agreement.
     Rancho Cordova Premises. “Rancho Cordova Premises” shall mean the Inc.’s leased premises located at 2870 Kilgore Road, Rancho Cordova, CA.
     Real Properties. “Real Properties” shall mean the real property that is the subject of the Real Property Leases.

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     Real Property Leases. “Real Property Leases” shall mean the real property leases listed under the heading “Real Property Leases” in Part 1.1(a)(v) of the Disclosure Schedule.
     Representatives. “Representatives” shall mean officers and directors, employees, agents, attorneys, accountants and advisors.
     Seller / Sellers. “Seller” and “Sellers” shall have the meaning specified in the introductory paragraph of the Agreement.
     Seller Indemnitees. “Seller Indemnitees” shall mean the following Persons:
          (a) The Sellers;
          (b) The Sellers’ current and future Affiliates;
          (c) The respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and
          (d) The respective successors and assigns of the Persons referred to in clauses “(a)”, "(b)“and “(c)” above.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or many in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.
     Technology. “Technology” shall mean all inventions, discoveries, concepts, ideas, drawings, designs, transferable computer software (including source code and object code), data, databases, research, techniques, mask works and other technology (whether or not patentable or subject to copyright, mask work or trade secret protection) not included in Patents, Trademarks, Copyrights or Know-How;
     Third Party. “Third Party” means any person or entity other than the Purchaser, the Sellers, the Parent or an Affiliate of any of them.
     Trademarks. “Trademarks” shall mean the trademarks, trademark applications, service marks, service mark applications, tradenames and logos, as registered, filed or in effect anywhere in the world, as listed on Parts 1.1(a)(iv) and 1.1(d) of the Disclosure Schedule.
     Transactional Agreements. “Transactional Agreements” shall mean this Agreement (including schedules and exhibits), the Assignment and Assumption Agreement, the Bill of Sale, Transfer Documents, and any other agreements entered into in connection with the Transactions.

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     Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements.
     Transfer Document. “Transfer Document” shall mean (a) with respect to the Purchased Assets, such deeds, bills of sale, asset transfer agreements, endorsements, assignments, affidavits and other instruments of sale, conveyance, transfer and assignment of the Sellers and the Purchaser as shall be necessary under the Law of the relevant jurisdictions or contemplated by this Agreement in order to transfer all right, title and interest of a Seller in, to and under such Purchased Asset in accordance with the terms hereof, and (b) with respect to the Liabilities, such instruments of assumption, between the Sellers and the Purchase as shall be necessary under the Law of the relevant jurisdictions or contemplated by this Agreement in order for the Liabilities to be effectively assumed by and transferred to the Purchaser.
     Transfer Regulation. “Transfer Regulation” shall mean any Law pursuant to which the employment of any employee of a Seller or any affiliate will automatically transfer to Purchaser in connection with Transactions, including pursuant to Directive 77/187/EC of the European Parliament and Council and any Law adopted pursuant thereto, and any Law otherwise requiring the delivery of information to or consultation with Employees or their representatives in connection with the Transaction.
     Warranty. “Warranty” shall mean, with respect to the Products or services rendered or to be rendered by or on behalf of the Sellers in connection therewith, any representation or warranty of the Sellers, whether written or oral, express or implied (including, without limitation, any warranty of merchantability or fitness) given to a third party (other than an Affiliate).
     Warranty Obligations. “Warranty Obligations” shall mean all obligations of the Sellers arising out of one or more Warranties, including, without limitation, any obligation arising out of any doctrine of common law (tort, contract or otherwise), any statutory provision, or otherwise.

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AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT
     This Amendment No. 1 (the “Amendment”) to the Asset Purchase Agreement entered into as of July 10, 2003 by and between Jomed Inc. (the “Inc.”), a Delaware corporation, Jomed N.V., a company formed under the laws of the Netherlands (the “N.V.”), Jomed GmbH, a company formed under the laws of Germany (“GmbH”) and Jomed Benelux SA, a company formed under the laws of Luxembourg (“Benelux”) (each individually a “Seller” and collectively, the “Sellers”), and Volcano Therapeutics, Inc., a Delaware corporation (the “Purchaser”) is made and entered into as of July 21, 2003 by and among the Sellers, on the one hand, and Purchaser and Volcano Therapeutics Europe SA/NV, on the other hand.
RECITALS
     A. Sellers and Purchaser previously entered into that certain Asset Purchase Agreement as of July 10, 2003 (the “Agreement”).
     B. Purchaser made a partial assignment of its rights under the Agreement to Volcano Therapeutics Europe SA/NV (“Volcano Europe”).
     C. Sellers, Purchaser and Volcano Europe each wishes to modify certain terms of the Agreement on the terms and subject to the conditions set forth in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained in this Amendment and the Agreement, the parties hereto agree as follows:
     1. Definitions. Except as may be expressly provided in this Amendment, all capitalized terms used in this Amendment which are defined in the Agreement shall have meanings in this Amendment as in the Agreement.
     2. Amendment to Recital A. Recital A is hereby amended to delete the parenthetical “(Other Asset Sellers)”.
     3. Amendment to Section 1.1(f). Section 1.1(f) is hereby amended to read in its entirety as follows:
“1.1 (f) The parties also contemplate that, at the Closing, the Other Asset Sellers shall transfer to the Purchaser the consoles identified in Annex 1, Part 1.1(a)(i), Item f of the Disclosure Schedule (the “Europe Consoles”) and such other assets as shall be specified in an appropriate Transfer Document.”

     4.Amendment to Section 1.6(b). The last sentence of Section 1.6(b) is hereby amended to read in its entirety as follows:
“Upon consummation of the Transactions, the Closing shall be deemed to have occurred effective 11:59 p.m. PDT on July 18, 2003.”
     5. Amendment to Section 1.7.
          (a) The paragraph in Section 1.7 shall be designated as Section 1.7(a).
          (b) The last sentence in amended Section 1.7(a) is hereby deleted and the following text shall be inserted at the end of Section 1.7(a):
“Notwithstanding anything to the contrary in the foregoing sentence:
(i) and except as otherwise provided in this Section 1.7, at no time now or in the future shall any Seller that holds shares of the capital stock or any other equity securities of Imaging consent or take any other action relating to the sale, license, transfer of the Du-Med Assets, or the granting of any rights to the Du-Med Assets, to any third party other than the Purchaser without the express written consent of the Purchaser, which written consent shall be granted in the sole and absolute discretion of the Purchaser; and
(ii) save as may be required by any Governmental Body and/or the English High Court and/or the London Court of International Arbitration, and except as otherwise provided in this Section 1.7, at no time now or in the future shall any Seller that holds shares of capital stock or other voting equity securities of Imaging consent or take any other action relating to the sale, license, transfer of the IRL Assets, or the granting of any rights to the IRL Assets, to any third party other than the Purchaser without the express written consent of the Purchaser, which written consent shall be granted in the sole and absolute discretion of the Purchaser.
Purchaser and Sellers acknowledge that they have discussed the grant by Imaging of, and each Seller that holds shares of the capital stock or other equity securities of Imaging on the Closing Date hereby agrees to use their Best Efforts to cause Imaging to grant to Purchaser as soon as practicable following the Closing Date, a fully paid, royalty-free, irrevocable, perpetual, sub-licensable, transferable, full and exclusive patent and know how license under the IRL Assets limited to the Surgically Invasive field of use and

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any other medical invasive applications connected with the human body that have not been licensed to Circulation Research Limited (“CRL”) by Imaging, as far as Imaging is able to grant such license and without the grant of such license constituting a breach of any present or future order of any Governmental Body and/or the English High Court and/or award of the London Court of International Arbitration in respect to Arbitration Number 2365 (the “Arbitration”), any obligation to CRL, or an unlawful act (“Exclusive IRL License”). The Parties agree that for purposes of the Agreement, “Surgically Invasive” shall mean using catheters or other devices introduced in to the human body via a surgical cut in the skin or other membrane. The Exclusive IRL License shall provide that Purchaser shall pay all costs and fees relating to any filing, prosecution or maintenance of the IRL Assets arising from the date of the Exclusive IRL License.
Due to corporate governance and regulatory issues and due to the Arbitration and the English High Court Order dated February 28, 2001 in action number HC 01-00785 (the “High Court Decision”), Imaging may not now be able to grant a license and, to the extent it is able to do so, such license may only be granted if such license includes certain limitations set forth in the High Court Decision or pursuant to the Arbitration (the “Limitations”). Jomed N.V. shall use Best Efforts to cause, as far as its capacity as shareholder of Imaging allows and without being under the obligation to pay any compensation or costs to have, Imaging prepare and execute an Exclusive IRL License to Purchaser subject to the Limitations. Notwithstanding anything to the contrary in the sentence in this Section 1.7(a) beginning with “Nothing herein shall be construed to require Imaging . . .”, the Parties agree that:
(i) at any time after the grant by Imaging of the Exclusive IRL License to Purchaser or an Affiliate of Purchaser, if at all, Sellers may consent to the transfer, sale or license of the IRL Assets, or the granting of any rights to the IRL Assets, to CRL if (X) such transfer, sale or license is reasonably necessary to settle the Arbitration, and (Y) provided that such transfer, sale or license shall be subject to Purchaser’s Exclusive IRL License; and
(ii) unless and until the Exclusive IRL License has been granted to Purchaser or an Affiliate of Purchaser, no Seller that holds shares of the capital stock or other equity securities of Imaging at such time shall consent to, or take any other action, relating to the transfer, sale or license of the IRL Assets, or the granting of any rights to the IRL Assets, to any third party (including, without limitation, CRL).

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Purchaser acknowledges that no Exclusive IRL License may be granted under the IRL Assets unless it is subject to the Limitations.”
(c) A new Section 1.7(b) is added by the following text:
“1.7(b) In addition to any other rights Purchaser may have under Section 1.7(a), each of the Sellers hereby agrees as follows:
(i) Subject to subparagraph (ii) below, for a period of seven (7) years from the Closing Date, Purchaser shall have the absolute right, at Purchaser’s sole discretion, to immediately purchase all of the shares of Imaging’s shares of capital stock and any other equity securities of Imaging owned or held by each Seller (such option to purchase, the “Purchase Option”). Sellers each agree (with respect to the interest granted in the shares of Imaging owned or held by such Seller) that the Purchase Option may be assigned by Purchaser, without the consent of such Seller, to any third party designated by Purchaser, at Purchaser’s absolute and sole discretion. Jomed N.V. hereby represents to Purchaser that it owns at least 85% of the voting securities of Imaging.
(ii) The Purchase Option shall be exercisable by Purchaser at any time prior to the transfer, sale or license of the IRL Assets to Purchaser pursuant to this Section 1.7(b), by delivering an aggregate of £500.00 (the “Option Exercise Price”) to the applicable Sellers (to be divided among such Sellers pro rata in proportion to the number of shares of capital stock or other equity securities of Imaging owned by each such Seller bears to the total number of shares of capital stock or other equity securities of Imaging issued and outstanding at such time).
(iii) Upon Purchaser’s exercise of the Purchase Option and delivery of the Option Exercise Price, each applicable Seller agrees to deliver the shares of stock and other equity securities of Imaging owned by such Seller, together with appropriate instruments of transfer, transferring such shares of stock or other equity securities in the name of Purchaser or Purchaser’s Affiliate, as may be designated by Purchaser. Purchaser agrees that the sale of Imaging’s shares of stock and other equity securities shall be on an “AS IS, WHERE IS” basis, and the Seller shall not be obligated to make any representations or warranties regarding Imaging or such Seller’s ownership of the securities; provided that each Seller shall represent that the shares of Imaging’s stock or other equity securities being transferred to Purchaser, or Purchaser’s Affiliate, constitutes all of the stock or equity securities of Imaging owned by such Seller.

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(iv) Prior to Purchaser’s exercise of the Purchase Option, each Seller, severally and for itself only, covenants and agrees, but only as far as its capacity as shareholder of Imaging allows and only to the extent permitted under all applicable laws and all contracts to which any Seller is a party:
     (1) that it shall not (X) sell, assign, pledge, encumber, hypothecate or otherwise transfer or grant any right in, whether for value or no value, the shares of Imaging’s stock or equity securities without the prior written consent of Purchaser, or (Y) in such Seller’s capacity as a shareholder of Imaging, consent to any transaction (or a series of transactions) whereby Imaging would sell all or substantially all of Imaging’s assets;
     (2) to provide Purchaser with five (5) days prior written notice before such Seller files for bankruptcy protection or makes a general assignment of its assets for the benefit of creditors or prior to taking any action to cause or permit Imaging to file for bankruptcy protection or making a general assignment of its assets for the benefit of creditors;
     (3) to provide Purchaser with prompt written notice upon gaining Knowledge of the filing of any involuntary bankruptcy proceeding against such Seller or Imaging; and
     (4) to provide Purchaser with five (5) days prior written notice before taking any action in such Seller’s capacity as a shareholder of Imaging.
     (5) to notify Purchaser if and when such Seller gains Knowledge of, and to use its Best Efforts to cause Imaging to promptly provide Purchaser with copies of, all past and future correspondence and other written communications between Imaging and each of the relevant patent offices where the IRL Assets are registered; and
     (6) to use its Best Efforts to cause Imaging to provide Purchaser with prompt notice of Imaging’s failure, and to promptly notify Purchaser in the event such Seller gains Knowledge that Imaging has failed or may fail, to pay any or all appropriate costs and fees relating to any filing, prosecution or maintenance of the IRL Assets.
(v) In regard to the Arbitration, to the extent a Seller gains Knowledge, but only to the extent consistent with such Seller’s capacity as a holder of shares of capital stock or other equity securities and ability to disclose information without contravention of duties of confidentiality or any other duty to which Seller is subject, each Seller agrees to keep Purchaser apprised of all events that may occur in said Arbitration and provide Purchaser with copies of all Arbitration materials. Further, each Seller agrees that

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it shall not, without providing Purchaser with five (5) days prior notice, consent to or take any action to settle the Arbitration.
(vi) Purchaser expressly agrees and acknowledges that Sellers may, at any time prior to Purchaser’s exercise of the Purchase Option, cause Imaging to dividend out any or all of its cash. To permit Sellers to timely cause Imaging to make such a dividend prior to Purchaser’s exercise of the Purchase Option, Purchaser shall, if practical, provide Sellers with one (1) business day prior notice of its intent to exercise the Purchase Option; provided, however, that in the event such notice is not sufficient to allow Sellers to cause Imaging to make such a dividend of cash, Sellers shall also be allowed to cause Imaging to make such a cash dividend on the effective date of Purchaser’s exercise of the Purchase Option.”
(d) A new Section 1.7(c) is added by the following text:
“Solely for purposes of this Section 1.7, but excluding Section 1.7(a)(i), the provisions of this Section 1.7 shall be governed by and construed in accordance with the laws of England and Wales, without regard to any rules or principles of conflicts of law, and the Parties irrevocably submit to binding arbitration in London, England under the International Arbitration Rules of the London Court of International Arbitration.”
     5. Amendment to Section 1.9(a). Subsection (a) of Section 1.9 is hereby amended to read in its entirety as follows:
“Payment of Cash Consideration. The Purchaser shall pay to the Sellers and/or the Other Asset Sellers, as designated by Inc., the Cash Consideration and the amount of Value Added Tax due upon the sale of the assets of each Seller and Other Asset Seller.”
     6. Amendment to Section 1.9(g). The word “Volcano” in the first sentence, clause (ii), is hereby changed to “Purchaser”.
     7. Amendment to Section 6.5. The two instances of the word “Purchaser” in the second sentence of Section 6.5 are each hereby changed to the word “Seller”.
     8. Amendment to Section 7.5. The reference to Part 5.2 in Section 7.5 is hereby changed to Part 5.
     9. Amendment to Section 7.4(d). The first sentence of Section 7.4(d) is hereby amended to read in its entirety as follows:
“The Purchaser shall have deposited into accounts designated by Sellers for direct payment of the entire payoff amounts outstanding to DVI, CSFB, ING Bank N.V. and Sven-Erik Nilsson on the

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Closing Date, and the balance of the Cash Consideration shall have been deposited into one or more accounts designated by Inc. The Purchaser shall have also deposited into appropriate accounts, as designated by Inc. such amount of value added tax that is payable in connection with the transfer of assets by a Seller or Other Asset Seller in each jurisdiction where VAT is assessed.”
     10. Section 8.11. A new Section 8.10 is hereby added to read in its entirety as follows:
“8.11 Payment of VAT. Each Seller to which funds are wired which funds are intended to cover value added tax assessed on the purchase and sale of the Purchased Assets under the Purchase Agreement shall, upon request of Purchaser, promptly and timely pay such taxes and provide Purchaser with reasonable evidence of such payment.”
     10. Amendment to Exhibit A. The words “EndoSonics Europe B.V.” is hereby inserted at the end of the definition of “Other Asset Sellers” on Exhibit A.
     11. Conflict. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Agreement, the provisions of this Amendment shall prevail and the provisions of the Agreement shall be deemed modified by this Amendment as necessary to resolve such conflict.
     12. Effect of Amendment. Except as expressly amended by this Amendment and/or by the preceding sentence, the terms and provisions of the Agreement shall continue in full force and effect.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

volcano therapeutics, Inc.		Jomed GmbH

By:		By:

	Name:		Name:

	Title:		Title:

Jomed, Inc.		Jomed Benelux S.A.

By:		By:

	Name:		Name:

	Title:		Title:

Jomed N.V.

By:

Name:

Title:

Volcano Therapeutics Europe NV/SA hereby agrees to perform all of the terms and conditions of the Purchase Agreement to be performed on the part of the Purchaser with respect to the rights assigned by Purchaser to Volcano Therapeutics Europe Inc., and the obligations assumed by Volcano Therapeutics, Inc., under the Purchase Agreement.

Volcano Therapeutics Europe NV/SA

By:

Name:

Title:

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